                                                                      EXHIBIT 11

                                    NVR, INC.
                        Computation of Earnings Per Share
                (amounts in thousands, except per share amounts)

                                                    THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------    -------------------------------
                                                      1997              1996           1997                1996
                                                 -------------    --------------   -------------     --------------
     1.  Net income                              $       9,043    $        8,770   $      14,806     $       12,510
                                                 =============    ==============   =============     ==============

     2.  Weighted average number of shares
         outstanding                                    11,796            15,198          12,239             15,240

     3.  Shares issuable upon exercise
         of dilutive options, warrants and
         subscriptions outstanding during
         period, based on average market
         price                                             904             1,176             913                908
                                                 -------------    --------------   -------------     --------------

     4.  Shares issuable upon exercise
         of dilutive options, warrants and
         subscriptions outstanding during
         period, based on higher of average
         or end of period market price                   1,030             1,176           1,089                908
                                                 -------------    --------------   -------------     --------------

     5.  Weighted average number of shares
         and share equivalents outstanding
          (2 + 3)                                       12,700            16,374          13,152             16.148
                                                 =============    ==============   =============     ==============

     6.  Weighted average number of shares
         outstanding assuming full dilution
         (2 + 4)                                        12,826            16,374          13,328             16,148
                                                 =============    ==============   =============     ==============

     7.  Earnings per share and
         share equivalents (1/5)                 $        0.71    $         0.54   $        1.13     $         0.77
                                                 =============    ==============   =============     ==============

     8.  Earnings per share, assuming
         full dilution (1/6)                     $        0.71    $         0.54   $        1.11     $         0.77
                                                 =============    ==============   =============     ==============
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